Shale oil fairway leased

Duncan briefs senators on Great Bear’s progress; state land for shale liquids taken

Petroleum News

In a briefing to the Senate Resources Committee on April 25, Great Bear Petroleum’s top executive said all state acreage prime for shale liquids in northern Alaska had been leased, the last of the tracts snapped up at the state’s North Slope lease sale in December.

Identifying his company as the “first movers on Alaska shale oil,” Duncan said, “the fairway for oil and gas shale development on Alaska state lands is fundamentally leased for oil and liquids, in our opinion, at this time.”

He mentioned both leases won by Great Bear at the Dec. 7 sale that filled a hole in its acreage (see page 2 of Duncan’s overheads at www.petroleumnews.com/pnfm/Great_Bear_120425.pdf), and “approximately 100,000 acres” won by shale player Royale Energy out of San Diego.

Duncan’s focus, however, was on the progress his company was making on its proof of concept drilling and testing program, with drilling start-up just a little over a month away, and what the success of that eight-month program and the year-long pilot production program that is expected to follow, would mean to both the state of Alaska and his company.

Great Bear has permitted six gravel drilling pads in a transportation corridor on the eastern edge of its leases between the Dalton Highway, or Haul Road, and the trans-Alaska oil pipeline, where there are existing year-round roads and industrial activities with lots of pre-disturbed gravel — essential to being able to permit for year-round drilling.

“The ease of access off of the road was a fundamentally important part of our early strategy,” Duncan said. “Recognizing that to prove the commerciality of an unconventional reservoir … we needed to be able to drill, complete and fracture stimulate these test wells. Three hundred and sixty-five day access was fundamentally important.”

Once Great Bear moves west away from the corridor there are enough wetlands to change the lead permitting agency to the U.S. Corps of Engineers versus the state Department of Natural Resources, which is currently the lead. The issue of ice roads and pads will likely be raised, although once an oil field is proved, in-field gravel roads have been relatively easy to permit.

First well Alcor 1

The first well Great Bear and its farm-in partner Halliburton intend to drill is Alcor 1, from its northernmost pad (see map adjacent to this story), Duncan said.

Great Bear has most of its permits and authorizations in place to start drilling. It also has Nabors 105AC rig under contract as of May 15. Duncan said.

The only permits it appears to be missing are the drilling permits from the Alaska Oil and Gas Conservation Commission, which requires proof of bonding as a condition of the approval process, AOGCC Commissioner John Norman told Petroleum News April 25.

By state statute Norman could not say whether or not Great Bear had yet applied for its permits, which normally are the last permit applied for and take anywhere from a week to 30 days to obtain.

Working on plan for pilot production test

The company has some site work, including laying down rig mats, but otherwise Duncan said the six pads are ready to go.

“Our well plans have been designed, redesigned, improved, and refined. We believe that the technical work program we have today is as good as we could have hoped for,” he said.

Most importantly, “we’re under way. This is a very exciting time for the state of Alaska, Great Bear obviously, but for the state of Alaska because now we are about to test the commercial viability” of northern Alaska’s source rock play.

If the company’s proof of concept well testing is successful or encouraging, Duncan said it’s Great Bear’s “intention to move with considerable pace towards a pilot production test next year. That pilot production test will occur within this same corridor.”

Great Bear executive and general counsel Karen Duncan, he said, heads up a team that is “working hard … to build the permitting basis for that pilot production test. That’s a huge step for us. We’re going to drill, frac and do short production tests on these wells, but the real proof … will be (if this) play produces oil into the pipeline for an extended period of time.”

The pilot production test from a single gravel pad and using one or two mobile production modules will run for about a year, Duncan said.

CGG Veritas conducts 3-D seismic program

Another “big step” for Great Bear is represented on page 4 of Duncan’s overheads, which shows a map “representing a proprietary 3-D program. It was acquired by CGG Veritas across the Great Bear acreage. This is a huge step for us. It’s a huge step for the play. Three-D data will be fundamentally important to designing the orientation of laterals, helping us identify major fracture networks and faulting — it’s fundamentally important to drilling these wells in the most efficient and timely manner. … A small programming fact … but a big step for us,” he said, praising CGG Veritas for their work.

Drilling through December

Duncan next pointed to page 5 of his slides, “A Plan of Development.”

The timeline, he noted, “is modified slightly from the early days, partly because of our own hand, and partly because of things imposed on us by external forces … permitting time, rig contracts, things of that nature. This is the pace that gets us — by ‘us’ I mean the whole room us, Great Bear, the state and everybody else that’s going to be participating — to the point, in short order, that allows us to have a very earnest, open, honest and real discussion about commercial viability. … Beginning in a month, we’re going to have more or less continuous drilling operations through the balance of the year. … We have a rig under contract from Nabors. And we intend to keep that rig busy, all the way past Christmas, ending sometime on or about the end of this year. (The Nabors rig is under contract to Repsol for next winter’s North Slope exploration season, which generally starts in January and ends in mid-April.)

Coring three “world class” source rocks

Duncan said the proof of concept wells would involve “huge data gathering.”

Co-chair of Senate Resources Committee, Fairbanks Sen. Joe Paskvan, asked Duncan to talk more about that, specifically the coring that would take cores from all three main source rocks.

“The North Slope basin — we have heard this from various sources, whether it’s the state, whether it’s me, whether it’s other companies — the petroleum province is as prolific a province as exists in North America. Three world class, oil prone, source rocks exist regionally across the North Slope. This is not an assertion. It’s a proven fact. They’re drilled, they’re sampled, they’re analyzed; some of the best geochemists in the world have studied these rocks in great detail,” Duncan said.

“Three zones exist across the entirety of our leasehold position, the shallowest of which is referred to as the HRZ, or GRZ in some publications. It’s a lower Cretaceous age rock unit that has very high organic carbon content and, based on what we know from well results in the area and mapping and modeling work done by the USGS and Schlumberger, these rocks are mature for oil across the entirety of our leasehold.”

In meters, Duncan said, the HRZ, “the first source rock that we’ll encounter, will occur at about 2,500 meters (approximately 7,500 feet) below ground level. … We expect the section to be somewhere between 400 and 600 feet thick in total.”

Great Bear will not core all of that, he said. “We’ll selectively core, but it’s a very, very thick interval of oil prone source rock.

All Alpine oil from Kingak

The next interval down is the Kingak, a Jurassic age shale, Duncan said.

“Again a prolific source rock; not recognized for its regional prevalence until the Alpine field was discovered. Virtually 100 percent of the oil in the Alpine field was sourced from the basal Kingak,” he said.

“Sitting immediately beneath the Kingak is the Shublik, which is a Triassic age rock. The Shublik is the primary oil source rock for the North Slope. It occurs regionally in outcrop from the Brooks Range to nearly the Canadian border, all the way across through the central Brooks Range. … The Shublik is responsible for probably 60 percent-plus of the oil reserves known to exist on the North Slope of Alaska. Incredibly prolific rock. Very rich organic carbon content and importantly mineralogically, it’s a carbonate. It’s a black limestone. (Not shale.) That’s important from a rock mechanics perspective because it’s more brittle — we believe it to be more brittle. It certainly fractures well in outcrop. In fact, we have data from approximately 20 tests of naturally fractured Shublik in the Prudhoe/Kuparuk field area ... not unconventional-styled production where you require fracture stimulation in order to get it to flow.”

Duncan said “cumulatively” with all three co-located source rocks “we’re looking at a section that is six to eight hundred feet thick.”

Great Bear’s initial work program is going to focus heavily on “stimulating the Shublik, but we’ll be collecting data in these proof of concept wells in the HRZ and the Kingak and looking at their mechanical properties in detail to ascertain whether we can actually produce those as well,” he said.

Beyond game-changing?

When asked, “How thick is the Shublik formation?” Duncan said, it “ranges in thickness, ranging to the northeast in our project area, from about 100 feet thick in the northeast to an excess of 250 feet thick as you go southwest across our leasehold.”

When asked, “What if these rocks won’t frac, or these rocks won’t flow, it’s just not going to work — if that’s the downside, what’s the upside? How far up could this go?” Duncan replied, “The downside well described. The upside is an air ball. Well outside the range of my expected outcomes but nevertheless this is mother earth. … If all three zones will frac and flow, ah, then the ultimate volumetric outcome … I haven’t calculated, but it’s beyond game-changing.”

See part 2 in next week’s edition of Petroleum News.

—Kay Cashman and Marti Reeve contributed to this report.